Exhibit 5.1

[Letterhead of Morgan, Lewis & Bockius LLP]

January 10, 2006

AmeriGas Partners, L.P.

AP Eagle Finance Corp.

460 North Gulph Road

King of Prussia, PA 19406

Re:	AmeriGas Partners, L.P. and AP Eagle Finance Corp., Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to AmeriGas Partners L.P., a Delaware limited partnership (the “Partnership”), and AP Eagle Finance Corp., a Delaware corporation and wholly owned finance subsidiary of the Partnership (“AP Eagle

Finance,” together with the Partnership, the “Issuers”), in connection with the filing of the referenced Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “SEC”). The Registration Statement relates to the proposed offering and sale from time to time of common units (the “Common Units”) of the Partnership and/or Senior Notes due 2016 (the “Notes”) of the Issuers (the Common Units, together with the Notes, are referred to hereinafter as the “Securities”). Except as otherwise defined herein, capitalized terms are used as defined in the Registration Statement.

In connection with this opinion letter, we have examined the originals, or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement and (ii) the Form of Indenture (the “Indenture”) to be entered into between the Issuers and U.S. Bank National Association, as trustee (the “Trustee”), and each of the following documents as amended to date: (iii) the Partnership’s Certificate of Limited Partnership, (iv) the Partnership’s Agreement of Limited Partnership, (v) AP Eagle Finance’s Certificate of Incorporation, and (vi) AP Eagle Finance’s Bylaws, and such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies. As to matters of fact, we have relied upon representations of officers and representatives of the Issuers.

We have also assumed for purposes of our opinion that (i) the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture, (ii) any Common Units will be duly issued and the certificates evidencing the same will be duly executed and delivered against receipt of the consideration approved by the Partnership, (iii) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective and such effectiveness shall not have been terminated or rescinded, (iv) a Prospectus Supplement will have been filed with the SEC describing the Securities offered thereby, (v) all Securities will be issued in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the applicable Prospectus Supplement, and (vi) a definitive purchase, underwriting or similar agreement with respect to any Securities offered will have been duly authorized and validly executed and delivered by the Issuer thereof and the other parties thereto.

Based upon the foregoing, and subject to the additional qualifications set forth below, we are of the opinion that when (a) the Issuers have taken all necessary action to approve the issuance of the Securities, the terms of the offering thereof and related matters, and (b) such Securities have been issued and delivered in accordance

AmeriGas Partners, L.P.

AP Eagle Finance Corp.

January 10, 2006

with the terms of the Indenture, if applicable, and any applicable definitive purchase, underwriting or other agreement approved by the Issuers upon payment (or delivery) of the consideration therefor provided for therein:

1. Any Common Units when issued and sold, will be duly and validly issued and, on the assumption that the holder of such Common Units is not also a general partner of the Partnership and does not participate in the control of the Partnership’s business, such Common Units will be fully paid and non-assessable.

2. Any Notes will constitute legal, valid and binding obligations of the Issuers, enforceable against the Issuers in accordance with their terms, and will be entitled to the benefits provided by the Indenture.

The opinions expressed above are subject to the following limitations and qualifications:

The opinion expressed above with respect to the Notes, is subject to bankruptcy, insolvency, fraudulent transfer and other similar laws affecting the rights and remedies of creditors generally and general principles of equity.

The opinions expressed herein are limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Revised Uniform Limited Partnership Act, and we express no opinion with respect to the laws of any other state or jurisdiction.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP